SUBSIDIARIES OF CHESAPEAKE ENERGY CORPORATION

Corporations

Chesapeake Delta Corp.

Chesapeake Energy Louisiana Corporation

Chesapeake Energy Marketing, Inc.

Chesapeake EP Corporation

Chesapeake Operating, Inc.

Nomac Drilling Corporation

Limited Liability Companies

The Ames Company, L.L.C.

Carmen Acquisition, L.L.C.

Chesapeake Acquisition, L.L.C.

Chesapeake ENO Acquisition, L.L.C.

Chesapeake Focus, L.L.C.

Chesapeake KNAN Acquisition, L.L.C.

Chesapeake Mountain Front, L.L.C.

Chesapeake ORC, L.L.C.

Chesapeake Royalty, L.L.C.

Gothic Energy, L.L.C.

Gothic Production, L.L.C.

MC Mineral Company, L.L.C.

Sap Acquisition, L.L.C.

Partnerships

Chesapeake Exploration Limited Partnership

Chesapeake Louisiana, L.P.

Chesapeake Panhandle Limited Partnership

Chesapeake Sigma, L.P.

Chesapeake-Staghorn Acquisition L.P.